Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO QUALITY MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Income Trust was held on July 14, 2011 and was adjourned until August 4, 2011. The Meeting on August 4, 2011 was held for the following purpose:

(1) Elect five Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                             Votes
Matter                     Votes For        Withheld
------------------------   ----------       --------
(1)   David C. Arch        21,055,809       890,495
      Bob R. Baker         21,057,641       888,663
      Larry Soll           21,047,758       898,546
      Philip A. Taylor     21,084,211       862,093
      Wayne W. Whalen      21,059,554       886,750
      Frank S. Bayley(P)          430             7

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(P)     Election of trustee by preferred shareholders only.